UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

IMARX THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Not Applicable

(2)	Aggregate number of securities to which transaction applies:

Not Applicable

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Not Applicable

(4)	Proposed maximum aggregate value of transaction:

Not Applicable

(5)	Total fee paid:

Not Applicable

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

Not Applicable

(2)	Form, Schedule or Registration Statement No.:

Not Applicable

(3)	Filing Party:

Not Applicable

(4)	Date Filed:

Not Applicable

1730 East River Road, Suite 200
Tucson, Arizona 85718

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

May 29, 2008 at 3:00 p.m. (local time)
at
Tucson Marriott University Park
800 E. Second St.
Tucson, AZ 85719

TO THE STOCKHOLDERS OF IMARX THERAPEUTICS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ImaRx Therapeutics, Inc., a Delaware corporation, will be held on Thursday, May 29, 2008, at 3:00 p.m., local time, at Tucson Marriott University Park, 880 E. Second St., Tucson, Arizona, for the purpose of considering and acting on the following:

1. To elect six members to the Board of Directors to serve for the ensuing year and until their successors are elected.

2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 25, 2008, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting of Stockholders and at any adjournment thereof. This proxy statement is being mailed on or about May 2, 2008.

By Order of the Board of Directors

/s/ Kevin J. Ontiveros

Kevin J. Ontiveros
Corporate Secretary

Tucson, Arizona
April 29, 2008

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	We sent you this notice of annual meeting, proxy statement and the accompanying proxy card because according to our stockholder records you own shares of common stock of ImaRx Therapeutics, Inc. (“ImaRx” or the “Company”) and are entitled to vote these shares at the upcoming 2008 Annual Meeting of Stockholders, which will be held on May 29, 2008 at 3:00 p.m. (local time) at Tucson Marriott University Park, 880 E. Second St., Tucson, Arizona. The Board of Directors of ImaRx is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders. You are invited to attend the annual meeting and are entitled to and requested to vote on the items of business described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the accompanying proxy card, or follow the instructions below to submit your proxy by telephone or on the internet.

Q:	What information is contained in this proxy statement?

A:	The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and certain executive officers for the 2007 fiscal year, and certain other required information.

Q:	What items of business will be voted on at the annual meeting?

A:	Items of business scheduled to be voted on at the annual meeting are:

• the election of six directors; and

• the ratification of the selection of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the 2008 fiscal year.

We will also consider any other business that properly comes before the annual meeting. See “What happens if additional matters are presented at the annual meeting?” below.

Q:	How does the Board recommend that I vote?

A:	Our Board recommends that you vote your shares “FOR” the election of the six directors nominated and “FOR” the ratification of the selection of Ernst & Young.

Q:	What shares can I vote?

A:	Each holder of ImaRx common stock is entitled to one vote for each share of common stock held as of the record date on each matter to be voted on at the annual meeting. April 25, 2008 is the record date for the annual meeting. You may vote all shares owned by you as of the record date, including shares held directly in your name as the stockholder of record and shares held for you as the beneficial owner through a broker, bank or other agent. On the record date, we had 10,046,683 shares of common stock issued, outstanding and entitled to vote at the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most of our stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record — If, as of the record date, your shares are registered directly in your name with our transfer agent, Registrar & Transfer Company, or Registrar, you are considered to be the stockholder of record for those shares and these proxy materials are being sent directly to you by ImaRx. As the stockholder of record, you have the right to grant your voting proxy directly to ImaRx or to a third party, or to vote in person at the annual meeting. We have enclosed or sent a proxy card for you to use.

Beneficial Owner — If, as of the record date, your shares were held not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are considered to be the beneficial owner of shares held in “street name” and you should receive these proxy materials from your broker, bank or other agent rather than from us. You should have also received, with these proxy materials, a proxy card and voting instructions from the organization that forwarded these proxy materials to you.

The broker, bank or other agent holding your account is considered to be the stockholder of record for purposes of the annual meeting. As the beneficial owner, you have the right to direct your broker, bank or other agent how to vote the shares in your account. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

Q:	What if I have questions for ImaRx’s transfer agent?

A:	Please contact our transfer agent at the phone number or address listed below with questions concerning stock certificates, transfer of ownership or other matters pertaining to your stock account.

Registrar & Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
(800) 866-1340

Q:	How can I attend the annual meeting?

A:	You are entitled to attend the annual meeting only if you were an ImaRx stockholder or joint holder as of the close of business on April 25, 2008 or you hold a valid proxy for the annual meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record your name will be verified against the list of stockholders of record on the record date prior to your being admitted to the annual meeting. If you are not a stockholder of record but hold shares as a beneficial owner through a broker, bank or other agent in street name you should provide proof of beneficial ownership on the record date, such as your most recent account statement as of or prior to April 25, 2008, a copy of the voting instruction card provided by your broker, bank or other agent or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the annual meeting.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the annual meeting. Shares held beneficially in “street name” may be voted in person at the annual meeting only if you obtain a legal proxy from the broker, bank or other agent that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in “street name”, you may direct how your shares are voted without attending the annual meeting. If you are a stockholder of record, you may vote by submitting a proxy or you may also vote on the internet or by telephone. If you hold shares beneficially in “street name”, you may vote by submitting voting instructions to your broker, bank or other agent.

By Internet — If you are a stockholder of record, you may go to www.proxyvote.com/imrx to vote on the Internet. You will be required to provide the company number and control number contained on your proxy card. You will then be asked to complete an electronic proxy card. The votes will be generated on the computer screen and you will be prompted to submit or revise them as desired. If you hold shares beneficially in “street name”, you should review the voting instructions received from your bank or broker to determine whether you can vote your shares on the Internet.

By Telephone — If you are a stockholder of record, you may vote by using a touch-tone telephone and calling 1-866-246-8471 (toll-free) and following the recorded instructions. If you hold shares beneficially in

“street name”, you should review the voting instructions received from your bank or broker to determine whether you can vote your shares by telephone.

By Mail — If you are a stockholder of record you may submit your proxy by completing, signing and dating your proxy card and mailing it in the accompanying pre-addressed envelopes. If you hold shares beneficially in “street name” you may vote by mail by completing, signing and dating the voting instruction card provided and mailing it in the accompanying pre-addressed envelope.

Q:	What is the deadline for voting my shares?

A:	If you hold shares as the stockholder of record and you vote by proxy via mail, your vote by proxy must be received before the polls close at the annual meeting. If you are voting via internet or telephone you must do so prior to 11:59 p.m. Eastern Time the day before the meeting date. If you hold your shares beneficially in “street name” with a broker, bank, or other agent, please follow the voting instructions provided by that agent. You may vote your shares in person at the annual meeting only if at the annual meeting you provide a legal proxy obtained from your broker, bank or other agent.

Q:	Can I change my vote or revoke my proxy?

A:	You may change your vote or revoke your proxy at any time prior to the vote at the annual meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the ImaRx Corporate Secretary prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in “street name”, you may change your vote by submitting new voting instructions to your broker, bank or other agent. If you have obtained a legal proxy from your broker or agent giving you the right to vote your shares, you may also change your vote by attending the meeting and voting in person.

Q:	Who can help answer my questions?

A:	If you have any questions about the annual meeting or how to vote or revoke your proxy, you should contact our Corporate Secretary at (520) 770-1259 or by writing to ImaRx Therapeutics, Inc., Attn: Corporate Secretary, 1730 E. River Rd., Ste. 200, Tucson, Arizona 85718.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed within ImaRx or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation.

Q:	How many shares must be present or represented to conduct business at the annual meeting?

A:	A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented in person or by proxy at the annual meeting. All votes will be tabulated by the inspector of elections appointed for the annual meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Abstentions shall be counted as shares present and entitled to vote at the annual meeting. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Q:	How are votes counted?

A:	Votes will be counted by the inspector of elections appointed for the annual meeting, who will separately count “FOR” and “WITHHOLD” and, with respect to any proposal other than election of directors, “AGAINST” votes, abstentions and broker non-votes.

For the election of directors, you may vote “FOR” nominees or your vote may be “WITHHELD” with respect to all nominees. Alternatively, you may vote “FOR” all nominees except those specifically identified by you. For the other items of business, you may vote “FOR,” “AGAINST”, or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board, “FOR” all of our nominees to the Board and “FOR” ratification of the selection of our independent registered public accounting firm.

Q:	What is the voting requirement to approve each of the proposals?

A:	For the election of directors, the six persons receiving the most “FOR” votes at the annual meeting will be elected. The ratification of Ernst & Young requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals at the annual meeting. If you hold shares beneficially in street name and do not provide your broker, bank or other agent with voting instructions, your shares may constitute “broker non-votes.”

NASDAQ rules determine whether proposals presented at the stockholders meeting are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on the proposal because the proposal is non-routine and the owner does not provide instructions. As a result, brokers or other entities holding shares for an owner in street name may vote on routine proposals even if no voting instructions are provided by the owner. Both of the proposals being presented at this year’s annual meeting of stockholders are considered routine proposals and thus brokers or other entities holding shares for you in street name may vote on the proposals if you do not provide them with voting instructions.

Q:	What happens if additional matters are presented at the annual meeting?

A:	Other than the two items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidates as may be nominated by the Board.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, and date and return each ImaRx proxy card and voting instruction card that you receive to ensure that all of your shares are voted.

Q:	How may I obtain a separate set of proxy materials or request a single set for my household?

A:	The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to the Company, attention Investor Relations, at the address listed on page 3 of this proxy statement. If you revoke your consent, you will be removed from the householding program within thirty days of receipt of your revocation and each stockholder at your address will receive individual copies of our disclosure documents. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:	We will bear the entire cost of solicitation of proxies including preparation, assembly, printing, and mailing of this proxy statement, the proxy card, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of ImaRx common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by directors, officers, or other regular employees of ImaRx. No additional compensation will be paid to directors, officers, or other regular employees for such services.

We intend to mail this proxy statement and accompanying proxy card on or about May 2, 2008 to all stockholders entitled to vote at the annual meeting. In addition, this proxy statement will be available on our web site at www.imarx.com beginning on or about April 29, 2008.

Q:	How may I obtain a copy of ImaRx’s 2007 Annual Report to Stockholders and Annual Report on Form 10-K for the year-ended December 31, 2007?

A:	Our 2007 Annual Report to Stockholders, including financial statements for the year-ended December 31, 2007, is being distributed to all of our stockholders, together with this proxy statement, in satisfaction of the requirements of the Securities and Exchange Commission. A copy of our Annual Report on Form 10-K/A for the year-ended December 31, 2007 and the other periodic and current reports we file with the Securities and Exchange Commission are available on our website at www.imarx.com.

You may request additional copies of the 2007 Annual Report to Stockholders and Form 10-K/A, at no charge, from our Investor Relations Department at (520) 770-1259 or by electronic mail at imarx@imarx.com. You may also write to our Investor Relations Department at the address listed on page 3 of this proxy statement.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders?

A:	For a stockholder proposal to be considered for inclusion in our proxy statement and/or presented at the 2009 Annual Meeting of Stockholders, our Corporate Secretary must receive a written proposal at the address listed on page 3 of this proxy statement no later than January 2, 2009. Proposals should be addressed to: ImaRx Therapeutics, Inc., Attn: Corporate Secretary, 1730 E. River Rd., Ste. 200, Tucson, AZ 85718.

No stockholder proposals were submitted and none are included for consideration at the 2008 Annual Meeting of Stockholders.

Q:	Where can I find the voting results of the annual meeting?

A:	We intend to announce preliminary voting results at the annual meeting and publish final results in our quarterly report on Form 10-Q for the second quarter ended June 30, 2008.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1
ELECTION OF DIRECTORS

General Information

Our Board of Directors currently consists of six members. Each member of the Board is a nominee for re-election at the annual meeting. As such, there are six nominees for director this year. Proxies may not be voted for a greater number of persons than the number of named nominees. Each nominee has agreed to serve if elected at the annual meeting. If elected at the annual meeting, each of the nominees is expected to serve until the 2009 Annual

Meeting of Stockholders and until such elected nominee’s successor is duly elected and qualified, or until such elected nominee’s earlier death, resignation, or removal. The Board has no reason to believe that any nominee will be unable to serve.

Pursuant to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the number of directors is to be fixed by one or more resolutions adopted by the Board of Directors. Our Fifth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that directors are to be elected at the annual meeting to serve for a term of one year. Vacancies on the Board resulting from death, resignation, disqualification, removal, or other causes and any newly created directorships resulting from any increase in the number of directors may be filled by the affirmative vote of a majority of the directors then in office, unless the Board of Directors determines by resolution that any such vacancy shall be filled by the stockholders. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) will serve for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor is elected and qualified.

Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. This means that the six nominees receiving the most “For” votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, “For” the election of the six nominees below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose.

Set forth below, in alphabetical order, is biographical information for each person nominated to serve on ImaRx’s Board of Directors.

OUR BOARD RECOMMENDS A VOTE FOR THE ELECTION TO THE

BOARD OF EACH OF THE FOLLOWING NOMINEES

Nominees For Election

Richard L. Love Chairman of the Board Age 64	Richard Love has served as a director since March 2006 and as Chairman of the Board of Directors since September 2007. Since September 2007 to present, Mr. Love has served as Manager of TVP Management, LLC, an Arizona-based venture capital investment firm and since January 2007, Mr. Love has served as a partner of Translational Accelerator Venture Fund (TRAC), an investment fund. From January 2005 to January 2007 Mr. Love served as Managing Director of TGEN Accelerator LLC for his employer Translational Genomics Research Institute. From January 2003 to January 2005, Mr. Love served as Chief Operating Officer for Translational Genomics Research Institute and from June 1993 to January 2002 Mr. Love served as Chief Executive Officer and a director of ILEX Oncology, Inc., a biotechnology company evaluating cancer therapeutics. Mr. Love also serves as a director for Parexel International, Medical Consultant Services, Cell Therapeutic Inc, and Medtrust, LLC. Mr. Love holds B.S. and M.S. degrees in Chemical Engineering from the Virginia Polytechnic Institute.
Richard E. Otto Age 58	Richard Otto has served as a director since July 2004. From February 2003 to December 2006, Mr. Otto served as President and Chief Executive Officer of Corautus Genetics, Inc., a gene therapy company. Mr. Otto founded Clique Capital, a venture capital company, in January 1999, where he was employed until January 2002. Mr. Otto serves on the board of directors of Medi-Hut Co., Inc. Mr. Otto holds a B.S. in Chemistry and Zoology from the University of Georgia and engaged in graduate studies in Biochemistry at Medical College of Georgia.

Thomas W. Pew Age 69	Thomas Pew has served as a director since January 2004. Since 1994, Mr. Pew has been a private investor in formative-stage biotechnology companies. He holds a B.A. in Economics from Cornell University.
Philip C. Ranker Age 48	Philip Ranker has served as a director since February 2006. Since January 2008, Mr. Ranker has served as the Vice President of Finance for Amylin Pharmaceuticals, Inc. From September 2004 to January 2008, Mr. Ranker served as the Chief Financial Officer and Vice President of Finance of Nastech Pharmaceutical Company, Inc. From September 2001 to August 2004, Mr. Ranker served as Director of Finance for ICOS Corporation. Prior to working at ICOS, Mr. Ranker spent nearly 15 years in various positions with Aventis and its predecessor companies. Mr. Ranker holds a B.S. in Accounting from the University of Kansas.
James M. Strickland Age 65	James Strickland has served as a director since August 2000. Since February 2004, Mr. Strickland has served as the Chief Executive Officer of Thayer Medical Corporation, a medical device company. Since March 1998, Mr. Strickland has served as the General Partner and Managing Director of the Coronado Venture Funds, a group of venture investing partnerships formed in 1988. Mr. Strickland holds B.S. and M.S. degrees in Electrical Engineering from the University of New Mexico and an M.S. in Industrial Administration from Carnegie Institute of Technology (now Carnegie-Mellon University).
Bradford A. Zakes Age 42 President and Chief Executive Officer	Bradford Zakes has served as our President and Chief Executive Officer since October 2006, prior to that he served ImaRx as Chief Operating Officer. From December 2001 to August 2005, Mr. Zakes served as Director, Business Management at ICOS Corporation, a biotechnology company. Mr. Zakes currently serves on the Board of The BioIndustry Organization of Southern Arizona and on the Emerging Company Section Governing Body of The Biotechnology Industry Organization (BIO). Mr. Zakes holds a B.S. in Biology from Oregon State University, a M.S. degree in Toxicology from American University and a M.B.A. from Duke University’s Fuqua School of Business.

Responsibilities of the Board

Our Board of Directors is elected by the stockholders to oversee the stockholders’ interest in the Company and the overall success of our business. Among other things, the Board, directly and through its committees, establishes corporate policies; oversees compliance and ethics; reviews the performance of the Chief Executive Officer and other executives; establishes our executive compensation policies and objectives; reviews and approves total compensation paid to our named executive officers; reviews and approves significant transactions or transactions involving related persons; and reviews our long-term strategic plans.

In accordance with general corporate legal principles applicable to corporations organized under the laws of Delaware, the Board of Directors does not control the day-to-day management of ImaRx. Members of the Board keep informed about our business by participating in Board and committee meetings, by reviewing analyses and reports and through discussions with the Chief Executive Officer and other officers.

The Board meets throughout the year on a set schedule and also holds special meetings and acts by written consent from time to time as needed. Directors are expected to attend Board meetings and meetings of committees on which they serve, and to devote the time needed and meet as frequently as necessary to discharge their responsibilities properly. During the fiscal year ended December 31, 2007, the Board of Directors held 14 meetings. At certain meetings for limited periods of time and for limited considerations, the Board met in executive session where only the independent directors were present. Each Board member standing for re-election attended 75% or more of the aggregate of the meetings held by the Board and by the respective committees on which such Board member served during the period for which he or she was a director or a member of such committee. Directors are invited to attend the Annual Meeting of Stockholders. Four members of the Board were present at the 2007 Annual Meeting of Stockholders.

Independence of the Board

The NASDAQ listing standards require that a majority of the members of our Board of Directors qualify as “independent,” as affirmatively determined by the Board. The NASDAQ listing standards also generally require that members of the Company’s audit committee, compensation committee and nominating committee be “independent.” Our Board of Directors, with the assistance of the Nominating and Corporate Governance Committee, determines, on a regular basis, the independence of each Board member and committee member. The Board primarily utilizes NASDAQ’s categorical independence standards for determining whether members of the Board and the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent. The Board also evaluates director independence by utilizing the definition of “non-employee directors” under applicable federal securities laws and “outside directors” under Section 162(m) of the U.S. Internal Revenue Code. The Board has also adopted Corporate Governance Guidelines which, among other things, are intended to ensure that the Board and its committees are composed of independent directors. Our Corporate Governance Guidelines indicate that “an independent director is one who has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.” The Corporate Governance Guidelines are available at our website, www.imarx.com. The Board and the Nominating and Corporate Governance Committee also regularly consult with our legal counsel to ensure that the Board’s independence determinations are consistent with the foregoing criteria. This consultation includes an analysis of each director’s response to a questionnaire inquiring about, among other things, his or her relationship, and those of his or her immediate family members, with us, our senior management, our independent registered public accounting firm and other companies with whom ImaRx does business.

Consistent with these considerations, after a review of all relevant transactions and relationships involving our directors, our Board has affirmatively determined that all of our directors are “independent” within the meaning of the NASDAQ listing standards:

Committees of the Board

The Board has elected to use Board committees in furtherance of the discharge of its duties and for the conduct of its work. All major decisions of such committees are reviewed and, where appropriate, ratified by the Board. In furtherance of its decision to employ committees and consistent with applicable laws, regulations and Nasdaq listing requirements, the Board has established three separately designated, standing committees: Audit, Compensation, and Nominating and Corporate Governance. Information regarding each committee is provided below.

Audit Committee

The Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act of 1934, as amended (the “Exchange Act”), the purpose of which includes: overseeing ImaRx’s accounting and financial reporting processes and audits of ImaRx’s financial statements; reviewing evaluations of ImaRx’s system of internal controls; engaging and monitoring the independence and performance of ImaRx’s independent registered public accounting firm; providing a forum for communication among the independent registered public accounting firm, management, and the Board; and providing such additional information and materials the Audit Committee may deem necessary to make the Board aware of significant financial matters that require the Board’s attention. The Audit Committee also submits the Audit Committee Report included in this proxy statement. The Audit Committee met five times during the fiscal year ended December 31, 2007.

The Audit Committee is presently composed of three directors, Philip Ranker, Richard Otto and James Strickland.

Our Board has determined that each member of the Audit Committee is independent under our independence criteria described above. Our Board has also determined that Mr. Ranker qualifies as an Audit Committee Financial Expert as defined in the applicable SEC rules. Our Board also believes that the Audit Committee meets the Nasdaq composition requirements, including the requirements regarding financial literacy and financial sophistication. The Board has adopted a written charter for the Audit Committee and this charter is available on the corporate governance section of our web site at www.imarx.com.

Compensation Committee

The Board has delegated to the Compensation Committee the responsibility for implementing, reviewing and monitoring adherence with ImaRx’s compensation policies and objectives. The Compensation Committee is responsible for establishing, approving and recommending to the Board for final approval ImaRx’s compensation programs. The Compensation Committee’s functions include: (i) establishing, reviewing, and overseeing base salaries, incentive compensation, equity compensation, retention compensation and other forms of compensation paid to our executive officers; (ii) administering our incentive compensation and equity plans; and (iii) performing such other functions regarding compensation as the Board may delegate. In connection with annual adjustments to named executive officer compensation, the Compensation Committee traditionally reviews and discusses over several meetings the compensation recommendations of the CEO and the compensation studies and data it has available to it and then renders a final compensation recommendation for each of our named executive officers to the Board for approval. The Compensation Committee has the final authority to hire and terminate any compensation consultant engaged by ImaRx.

The Compensation Committee is currently composed of three directors, James Strickland, Richard Love and Thomas Pew. The Compensation Committee met nine times during the fiscal year ended December 31, 2007.

Our Board has determined that each member of the Compensation Committee is independent under our independence criteria described above. In addition, all members of the Compensation Committee are outside directors as defined by Rule 162(m) of the Internal Revenue Code and are nonemployee directors as defined by Rule 16b-3 promulgated by the SEC under the Securities Exchange Act of 1934. The Board has adopted a written charter for the Compensation Committee and the charter is available on the corporate governance section of our web site at www.imarx.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s functions include: evaluating director performance on at least an annual basis; providing advice, information and materials relating to the nomination of directors; interviewing, nominating, and recommending individuals for membership on the Board and its committees; developing and overseeing the Board’s Corporate Governance Principles and a Code of Business Conduct and Ethics applicable to members of the Board, officers and employees of ImaRx; and assessing and monitoring the independence of the Board. The Committee will, at least on an annual basis, consider the mix of skills and experience that the then-current directors bring to the Board to assess whether the Board has the necessary membership and resources to perform its oversight function effectively. The qualifications of any non-incumbent director candidates brought to the attention of the Committee by directors, management, stockholders or third parties will be evaluated from time to time in light of the Committee’s determination of the Board’s needs, and under the same criteria as set forth below. The Committee will consider nominees for directors nominated by stockholders upon submission in writing to the Secretary of ImaRx of the names of such nominees, together with their qualifications for service as a director of ImaRx. Our bylaws set forth the procedures a stockholder must follow to nominate candidates for director. Certain elements of these procedures are described above in this proxy statement under the caption “— What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders.” The Committee does not distinguish between nominees suggested by stockholders and other nominees. To date, the committee has not received a director nominee from a stockholder or stockholders holding more than five percent of our common stock.

In evaluating the suitability of candidates for Board membership, the Committee takes into account many factors, including whether the persons is independent; the individual’s personal qualities and characteristics, accomplishments and reputation in the business community; the person’s current knowledge and contacts in the communities in which ImaRx does business and in ImaRx’s industry or other industries relevant to ImaRx’s business; the person’s ability and willingness to commit adequate time to Board and committee matters; the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective and responsive to the needs of ImaRx; and the need for the Board to have a diversity of viewpoints, background, experience and other factors. The Committee has not established any specific minimum qualification standards for nominees to the Board.

The Nominating and Corporate Governance Committee is currently composed of four directors, Mr. Love, Mr. Otto, Mr. Pew and Mr. Ranker.

Our Board has determined that each member of the Nominating and Corporate Governance Committee is independent under our independence criteria described above. The Board has adopted a written charter for the Nominating and Corporate Governance Committee and the charter is available on the corporate governance section of our web site at www.imarx.com. The Nominating and Corporate Governance Committee met three times during the fiscal year-ended December 31, 2007.

Code of Ethics

We have adopted a corporate Code of Business Conduct and Ethics that applies to all of our directors, officers (including our chief executive officer and chief financial and accounting officers) and employees. We require that all of our directors, officers, employees and agents certify on an annual basis that they are in compliance with the code. A copy of the Code of Business Conduct and Ethics is available on the corporate governance section of our web site at www.imarx.com.

Communications from Stockholders

Written communications to the Board may be submitted by electronic mail at imarx@imarx.com, by accessing ImaRx’s web site at www.imarx.com and clicking on the “Contact” link at the top of the page, or by writing to the General Counsel of ImaRx at the address listed on page 3 of this proxy statement. Under procedures approved by a majority of the independent directors, the General Counsel will review such communications and will forward them to the Board if they relate to important substantive matters and include suggestions or comments considered to be important for the directors to know. In general, the General Counsel will forward communications to the Board so long as they are relevant to ImaRx’s business, governance, ethics and policies and are not frivolous, slanderous, or pertaining to a personal grievance. At each Board meeting, the General Counsel presents a summary of all communications received since the last meeting that were not forwarded to the Board, if any, and makes those communications available to the Directors upon request.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008, and has further directed that the selection of Ernst & Young LLP as our independent registered public accounting firm be submitted for ratification by the stockholders at the annual meeting. Ernst & Young has audited ImaRx’s financial statements since 1999. Representatives of Ernst & Young are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

OUR BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF
ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

Principal Accountant Fees and Services

For the last two fiscal years, ImaRx was billed fees in the following amounts for services by Ernst & Young:

	Fiscal Year	Fiscal Year
	Ended	Ended
	December 31,	December 31,
	2007	2006

Audit fees	$208,863	$74,000
Audit-related fees	$424,500	$150,000
Tax fees	$—	$—
All other fees	$—	$—

Audit fees consist of Ernst & Young’s fees for services related to their audits of ImaRx’s annual financial statements and their review of financial statements included in ImaRx’s quarterly reports on SEC Form 10-Q. Audit-related fees consist primarily of fees rendered for services in connection with Ernst &Young’s review of the Company’s SEC filed registration statements and the related issuance of consents and comfort letters. Tax fees consist of fees rendered for services on tax compliance matters, including tax return preparation, claims for refund and assistance with tax audits of previously filed tax returns, tax consulting and advisory services consisting primarily of tax advice rendered by Ernst & Young in connection with the formulation of ImaRx’s tax strategy and assistance in minimizing custom, duty and import taxes.

All audit, audit-related, tax, and any other services performed for ImaRx by its independent registered public accounting firm are subject to pre-approval by the Audit Committee of our Board of Directors and were pre-approved by the Audit Committee prior to such services being rendered. The Audit Committee determined that the services provided by and fees paid to Ernst & Young were compatible with maintaining the independent registered public accounting firm’s independence.

Stockholder ratification of the selection of Ernst & Young as ImaRx’s independent registered public accounting firm is not required by ImaRx’s Bylaws or otherwise. However, the Audit Committee is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the appointment is not approved by stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution so long after the beginning of the current year, the appointment in 2008 will stand, unless the Audit Committee finds good reason for making a change. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if the Audit Committee determines that such a change would be in the best interests of ImaRx and its stockholders.

AUDIT COMMITTEE REPORT

This Audit Committee Report does not constitute soliciting material and shall not be deemed to be “filed” with the Securities and Exchange Commission or deemed to be incorporated by reference in previous or future documents filed by ImaRx with the Securities and Exchange Commission under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent ImaRx specifically incorporates this Report by reference in any such document.

The Audit Committee of the Board of Directors has reviewed and discussed with management ImaRx’s audited consolidated financial statements as of and for the year ended December 31, 2007.

The Audit Committee discussed with Ernst & Young the matters required to be discussed by the statement on Auditing Standards No. 61. The Audit Committee has received, reviewed, and discussed with Ernst & Young the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 and discussed with Ernst & Young their independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that ImaRx’s audited financial statements be included in ImaRx’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

The Audit Committee

Philip Ranker, Chairman
Richard Otto
James
Strickland

EXECUTIVE COMPENSATION

Role of Board of Directors and Compensation Committee

Our compensation policy is set by the Board of Directors, with the advice and recommendation of the Compensation Committee. The Board has delegated to the Compensation Committee the responsibility for implementing, reviewing and continually monitoring adherence with our compensation policy. The Compensation Committee is responsible for establishing, reviewing, approving and recommending to the Board for final approval each of our compensation programs. In addition, the Compensation Committee is responsible to ensure that total compensation paid to our executive officers is consistent with our compensation policy and objectives.

Compensation Policy and Objectives

Our executive compensation policy has three fundamental objectives: (1) to reward executives for our success in meeting our long-term corporate objectives; (2) to reward executives for their individual performance and achievement of the goals for those functional organizations that they manage; and (3) enable the Company to attract and retain highly qualified executives with significant experience in the biopharmaceutical industry by providing a competitive compensation package that includes long-term incentives that we believe provides significant retentive value. To accomplish our fundamental objectives, in 2007 the Compensation Committee worked together with the Chief Executive Officer and Chief Financial Officer to establish key strategic corporate goals, as we discuss further below. We discuss the objectives of each element of compensation in more detail below.

Role of Executives in Compensation Decisions

Bradford A. Zakes, our President and Chief Executive Officer and Kevin J. Ontiveros, our General Counsel, generally attend all meetings of the Compensation Committee. Generally, all Compensation Committee meetings include an executive session at which no company executives are present. Mr. Zakes works together with our Compensation Committee to develop total compensation recommendations for our named executive officers other than himself. Mr. Zakes does not participate with the Compensation Committee in the determination of his total compensation. After review and discussion as to the appropriate level of compensation for our employees and executives, the Compensation Committee makes a final recommendation for total compensation and then submits its recommendation to our Board of Directors for consideration and approval.

Setting Executive Compensation

In 2007, the Compensation Committee established a number of practices to assist it in setting executive compensation in accordance with our compensation policy and objectives. Among the procedures:

•	Compensation Consultants. The Compensation Committee utilized a salary survey prepared by Equilar, Inc. in setting salaries for our named executive officers for fiscal 2007. In the fourth quarter of 2007, the Compensation Committee retained Presidio Pay Advisors, Inc., or Presidio, to advise it on matters mainly related to 2008 named executive officer compensation.

•	Total Compensation Review. When setting salaries for our named executive officers in 2007, the Compensation Committee conducted a review of the aggregate level of compensation for each of our executives, including our named executive officers, as well as the principal elements comprising their total compensation. This review was based on input from members of our Board of Directors and publicly available data relating to the compensation practices and policies of other companies within and outside of our industry, and also took into consideration the geographic location of our Company and our financial resources. We believe that gathering this information is an important part of our compensation-related decision-making process. Our Compensation Committee evaluates both individual executive performance and corporate performance with the goal of setting compensation at levels the Compensation Committee and the Board of Directors believe are comparable to like executives in other companies of similar size and stage of development operating in the biopharmaceutical industry, while taking into account our relative performance, strategic goals and financial resources at the time.

•	Benchmarking. In connection with the review of the base salaries of our named executive officers, our Compensation Committee reviewed a salary survey produced by Equilar, Inc. that compared our executive salaries against a group of 33 publicly-traded biotechnology and biopharmaceutical companies that were chosen based on their market capitalization and number of employees. The companies used in this analysis were companies against which we believed we compete for both talent and for stockholder investment. The companies included in the survey, which we refer to as our 2007 peer group, were:

Aastrom Biosciences, Inc.	Entremed, Inc.	Northfield Laboratories, Inc.
Aclara Biosciences, Inc.	Genta Incorporated	Novavax, Inc.
Advanced Magnetics, Inc.	GTx, Inc.	Palatin Technologies, Inc.
Anika Therapeutics, Inc.	Hemispherx Biopharma, Inc.	Panacos Pharmaceuticals, Inc.
Avant Immunotherapeutics, Inc.	Hollis-Eden Pharmaceuticals, Inc.	Peregrine Pharmaceuticals, Inc.
Avigen, Inc.	Inkine Pharmaceutical Company, Inc.	Sangamo Biosciences, Inc.
Barrier Therapeutics, Inc.	Insite Vision Incorporated	Solexa, Inc.
Biocryst Pharmaceuticals, Inc.	Insmed Incorporated	Sonus Pharmaceuticals, Inc.
Bioenvision, Inc.	Kosan Biosciences Incorporated	StemCells, Inc.
Collateral Therapeutics, Inc.	Micromet, Inc.	Tercica, Inc.
Depomed, Inc.	Nitromed, Inc.	Trimeris, Inc.

•	Evaluating CEO Performance. Individual performance is a key component of the compensation of all our executives and employees, including the CEO and the other named executive officers. In determining 2007 compensation for our CEO, the Compensation Committee met with the CEO at the beginning of the year to determine the CEO’s individual performance goals for the year. As previously discussed, the CEO also played an active role in determining the individual performance goals for our other named executive officers.

2007 Executive Compensation Elements

For 2007, the principal elements of compensation for named executive officers were:

•	base salary;

•	short-term cash incentive compensation;

•	long-term incentive compensation; and

•	other compensation.

Base Salary.

Base salary represents the fixed component of executive compensation. Base salaries for 2007 were reviewed at the beginning of the year as part of the Company’s and Compensation Committee’s performance review process. In the first quarter of 2007, base salaries for our named executive officers were established and adjusted to align salaries with market levels after taking into account individual responsibilities, performance and experience, compensation paid by our 2007 peer group and compensation paid in our geographic region for similar positions. Our Compensation Committee set 2007 base salaries for our named executive officers at levels at or below the median of our peer group. Based on the data available to our Compensation Committee in 2007, in general, our named executive officers’ base salaries are below market rates (see “Benchmarking” above for a general discussion on this data). The base salary received in 2007 by each named executive officer is set forth in the “Summary Compensation Table” in this Proxy Statement.

Short-Term Cash Incentive Compensation.

Incentive Plan.  In August 2006, our Board of Directors adopted an incentive plan that allowed our executive officers and other senior officers designated by our independent directors to earn quarterly and annual performance-based cash awards in addition to their annual base salary. The quarterly and annual performance goals included achievement of clinical trial milestones, completion of financing transactions, and product development milestones. The maximum annual cash award amount that could have been earned by each individual under the incentive plan was equal to 10% of the individual’s base salary as of the end of each calendar quarter with respect to which a cash award was being determined, and an additional 10% of the individual’s base salary as of the end of the fiscal year, for an aggregate possible annual cash award of up to 50% of the individual’s base salary. The incentive plan terminated on March 31, 2007.

Quarterly Cash Bonuses.  In April 2007, we adopted a quarterly cash incentive bonus plan for all of our employees, including our named executive officers. The quarterly cash incentive bonuses are intended to compensate employees for the achievement of both company-wide and departmental quarterly goals. Amounts payable under the quarterly cash incentive bonus plan are calculated as a percentage of the applicable employee’s base salary with the attainable bonus ranging from 5% up to a maximum of 12.5% of the employee’s base salary per quarter, with more senior employees being eligible for bonuses based on higher percentages of their base salaries. The company-wide targets and the departmental objectives are given roughly equal weight in the bonus analysis. The company-wide targets generally include achievement of clinical trial milestones, completion of strategic or partnering transactions, completion of financing transactions, achieving sales targets and advancing in our research programs. Departmental objectives are necessarily tied to the particular area of responsibility of the department and the department’s performance in attaining those objectives relative to external forces, internal resources utilized and overall departmental group effort. The compensation committee determines whether the quarterly cash incentive awards, if any, for all employees were earned for a particular quarter.

Long-Term Incentive Compensation.

Our long-term incentive compensation program, or LTI, is an integral part of our compensation policy that we believe encourages participants to focus on long-term Company performance. Given the time periods involved in pharmaceutical development, the Company believes that these long-term incentives are critical to the Company’s success. LTI compensation is equity-based and is awarded through stock option grants. The Compensation Committee believes that options vesting over a period of years link executive compensation to individual and Company performance thereby aligning the interests of the Company’s executive officers with the Company’s long-term vision to successfully develop and commercialize pharmaceutical products and increase stockholder value. Equity grants to named executive officers are intended to be sufficient to enable executives to meaningfully participate in the expected value creation of their efforts.

Our 2007 Performance Incentive Plan authorizes us to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance shares and units, deferred compensation awards, other cash-based or stock-based awards and non-employee director awards. Our Board of Directors administers the plan. Similar to our 2000 Stock Plan, we expect that stock option awards will be made at the commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention or performance objectives. The Compensation Committee reviews and recommends to the Board of Directors for approval stock option awards to named executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. Periodic stock option awards are made at the discretion of the Board of Directors to eligible employees and, in appropriate circumstances, the Compensation Committee and the Board of Directors considers the recommendations of members of management, as discussed above.

Other Compensation.

Consistent with our compensation philosophy, we intend to continue to maintain our current benefits and perquisites for our executive officers; however, the Compensation Committee in its discretion may revise, amend or add to the officers’ executive benefits and perquisites if it deems it advisable. For 2007, we believe these benefits and perquisites were lower than median competitive levels for 2007 peer group. We currently have no plans to change levels of benefits and perquisites provided to our named executive officers.

Impact of Accounting and Tax Treatment

Deductibility of Compensation.  Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of certain compensation paid in any year by a publicly held corporation to its chief executive officer and its four other most highly compensated officers to $1 million per executive. The $1 million cap does not apply to “performance-based” compensation as defined under Section 162(m) or to compensation paid pursuant to certain plans that existed prior to a corporation becoming publicly held. We believe that awards made in connection with our initial public offering under our 2000 Stock Plan and 2007 Performance Incentive Plan are not be subject to the $1 million cap because we were not a public company until the offering closed. Now that the private-to-public transition rule is not available, we intend that awards made under our 2007 Performance Incentive Plan will qualify as “performance-based” compensation for purposes of Section 162(m). We believe we can continue to preserve related federal income tax deductions, although individual exceptions may occur.

Accounting for Share-Based Compensation.  On January 1, 2006, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123(R) “Share-Based Payment,” or SFAS 123(R), to account for all stock grants under all of our plans. Prior to adoption of SFAS 123(R), we accounted for share-based compensation pursuant to Accounting Principles Board Opinion No. 25, or APB 25, “Accounting for Stock Issued to Employees.” Due to our prior accounting practices and transition provisions of SFAS 123(R), options granted prior to adopting of SFAS 123(R) retain their prior accounting treatment and previously deferred share-based compensation continues to be recognized on pre-adoption grants.

Recent Developments — 2008 Compensation

In October 2007, after our July 2007 initial public offering, the Compensation Committee retained the services of an external compensation consultant, Presidio Pay Advisors, Inc., or Presidio, for purposes of reviewing and setting 2008 compensation. The mandate of Presidio was to assist the Compensation Committee and the Chief Executive Officer in gathering competitive compensation data. Specifically, the Compensation Committee engaged Presidio to assist it in performing its annual review of the CEO’s compensation and also to assist the CEO in assessing the competitiveness of pay for his management team. Presidio’s stated project objectives included, but were not limited to (i) a competitive assessment of the CEO’s compensation, including an analysis of his base salary, annual cash incentives, and long-term incentives, and (ii) a competitive assessment of base salary, annual cash incentives, and long-term incentives for the designated management team. Prior to beginning its work, Presidio presented its proposed steps and methodology it anticipated utilizing in connection with the reports to be produced. The Compensation Committee did not direct Presidio to perform the above services in any particular manner or under any particular method, although it did have the opportunity to comment on Presidio’s proposed steps and methodology. Our CEO assisted the Compensation Committee by utilizing information provided by Presidio to develop total compensation recommendations for our named executive officers (other than himself).

Presidio prepared two reports for the Company. The first pertaining to senior management compensation and the second pertaining to the Chief Executive Officer compensation. Presidio’s reports analyzed, the Company’s compensation programs, including, among other things, base salary levels, cash incentive compensation, equity awards, and pay mix, including what amount of pay is considered “at risk” such that it is contingent upon company and/or individual performance (for example, the break-out of total compensation among base salary, benefits, perquisites, bonuses and long-term incentives).

Based on benchmarking studies and other analysis performed by Presidio, Presidio found that on average, the base salaries and cash incentive compensation of our executive officers were below competitive levels. Presidio also found that the Company’s long term incentive program (for example stock options) was significantly below competitive market levels. Presidio also suggested that the Company’s overall compensation philosophy should be further developed and clarified and that its option granting program should be more formalized to align awards with the Company’s compensation philosophy, which should provide more clarity and incentive to senior management.

Based on the results of Presidio’s reports, management recommended to the Compensation Committee in December 2007 a comprehensive executive compensation program. The Compensation Committee and Board of Directors approved the recommendations substantially as recommended.

The Company has put into place a compensation program that is comprised of four primary elements: base salary, cash bonus, merit pay and equity awards. The Company’s new compensation program clarifies its existing philosophy and is based on the following objectives:

•	To reward executives for success in meeting long-term corporate objectives;

•	To reward executives for their individual performance and achievement of goals for the functional department(s) they manage; and

•	To enable the Company to attract and retain highly qualified executives with significant experience and expertise in the biopharmaceutical industry by providing a competitive compensation package that includes long-term incentives that provide significant retentive value.

Base Salary.  As indicated above, Presidio found that the Company’s base salaries were below competitive levels. The Company’s philosophy is that it should offer base salaries that are competitive so as to attract and retain talented and experienced executives. As a result of the Presidio studies and the adoption of its formal compensation program, the Company raised the base salaries of certain executives towards the median range of peer companies. Effective for 2008, the Company increased base salaries for the following individuals as follows:

•	Bradford Zakes, from $225,000 to $275,000

•	Greg Cobb, Chief Financial Officer, from $200,000 to $225,000; and

•	Kevin J. Ontiveros, Vice President Legal Affairs and General Counsel, from $192,500 to $200,000.

Cash Bonus.  Prior to 2008, the Company’s bonus program was designed to reward the achievement of near-term quarterly Company and department goals that management and the Compensation Committee considered critical to the achievement of the Company’s long term vision. Under this program, the Chief Medical Officer, Vice President Legal Affairs and General Counsel, and all Vice Presidents were eligible for a bonus of up to 40% of their base salary (10% per quarter) and the Chief Executive Officer and Chief Financial Officer were eligible for a bonus of up to 50% of their base salary (12.5% per quarter).

The Company believes that its prior program was effective at motivating senior management to achieve quarterly Company and departmental goals, which goals were designed to be aggressive and difficult to achieve. Because the Company is a young growth-oriented business with a lack of historically profitable operations, this bonus program has historically included a requirement that the Company have a sufficient cash balance as a condition to the payment of bonuses. Based in part on the findings of the Presidio reports, the Compensation Committee and Board of Directors elected to leave this program in place substantially as it operated before, except that the Chief Medical Officer and Vice President Legal Affairs and General Counsel officers are now eligible for bonuses of up to 50% of their base salaries (compared to the previous 40% level).

Merit Pay.  Previously, executive officers (other than the Chief Executive Officer and Chief Financial Officer) were eligible for the Company’s Merit Pay program. The Merit Pay program is designed to reward the achievement of individual goals and the results of an annual performance assessment of the executive officer by management. The Compensation Committee and Board of Directors has eliminated the Merit Pay program in 2008 for the executive officers named in this proxy statement; although it remains in place for other officers and employees.

Equity.  As indicated above, Presidio’s reports found that the value of outstanding equity awards held by our executive officers was significantly below competitive levels. And, prior to 2008, the Company did not have an established stock option granting philosophy. Rather, equity awards were generally made at the time of hire and future grants were made from time to time as determined by the Compensation Committee. Based on these findings, the Company has adopted a long term incentive equity program that is designed to align the interests of its executive officers with the achievement of the Company’s long term vision to successfully develop and commercialize pharmaceutical products. This program is designed to provide for annual grants based on historical individual and Company performance, which the Company believes will provide for exceptional future performance through the alignment of management and shareholder interests in stock price appreciation. Under this new program, in December 2007, the Company granted options to the executive officers named in this proxy statement. These option grants are detailed in the Grants of Plan-Based Awards table included later in this proxy statement. The Compensation Committee and Board of Directors considers these option grants to be part of its 2008 equity grant program, even though the grants formally occurred in late 2007. The amount of compensation expense (calculated pursuant to SFAS No. 123(R)) is also reflected in the Summary Compensation Table in the 2007 amounts.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of our named executive officers for the fiscal years ended December 31, 2007 and 2006.

				Nonequity
				Incentive
			Option	Plan	All Other
		Salary	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)	($)

Bradford A. Zakes	2007	227,308	76,012	63,281	—	366,601
President and Chief	2006	165,001	330,950	28,600	—	524,551
Executive Officer
Greg Cobb	2007	192,306	74,685	56,250	—	323,242
Chief Financial Officer	2006	164,420	263,327	—	—	427,747
Kevin J. Ontiveros	2007	139,327	16,912	52,500	15,000 (3)	223,739
Vice President, Legal Affairs	2006	—	—	—	—	—
and General Counsel

(1)	The amounts in this column represent the compensation expenses recognized in 2006 and 2007, respectively, related to stock option awards pursuant to SFAS No. 123(R). A discussion of the valuation assumptions used to determine the expense is included in Note 8 of our audited financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2007.

(2)	The amounts shown in this column constitute the quarterly cash incentive bonuses made to each named executive officer based on the attainment of certain pre-established performance criteria established by our Board of Directors.

(3)	Amounts consist of relocation expenses.

EMPLOYMENT AGREEMENTS

On January 1, 2008, we entered into employment agreements with our President and Chief Executive Officer, Bradford A. Zakes, our Chief Financial Officer, Greg Cobb, and our Vice President, Legal Affairs and General Counsel, Kevin J. Ontiveros.

Bradford A. Zakes.  We have entered into an employment agreement with Bradford A. Zakes, our President and Chief Executive officer. Under this agreement, Mr. Zakes is entitled to an annual base salary of $275,000 which, although reviewed annually, may not be decreased without Mr. Zakes’ consent. Mr. Zakes is also eligible for an annual bonus of up to 50% of his base salary based upon the achievement of pre-determined milestones set by our board of directors (or its Compensation Committee). In addition, Mr. Zakes may participate, to the extent eligible, in our medical, dental, vision, short and long term disability insurance, life insurance, 401(k) plan, sick days, vacation and holidays.

In the event we terminate Mr. Zakes’ employment without “Cause,” or if he resigns for “Good Reason,” we will be obligated to pay (a) his full base salary for a one year period following the date of termination, which we may pay in a lump sum or on regular paydays, any other salary that has accrued but is unpaid prior to his termination, as well as any amounts required to be paid under any employee benefit plan; (b) all premiums for a period of one year for medical, dental and vision insurance coverage that were in place at the time of Mr. Zakes’ termination; and (c) all of Mr. Zakes’ unvested options will be accelerated and the option exercise period shall be extended for one year beyond the period originally set forth in the option agreements (but in any case not beyond the date on which they would have terminated had Mr. Zakes continued to be employed).

“Cause” is defined to mean:

•	Conviction of a felony;

•	Commitment of an act of fraud, embezzlement, or breach of trust;

•	Commitment act of willful misconduct or gross negligence resulting in a material loss to the Company;

•	Materially violating any material written Company policy or rules (unless cured within 30 days following written notice); or

•	Refusal to follow the reasonable written directions given by the board of directors or a material breach of any covenant or obligation under the employment agreement or other agreement with the Company (unless cured within 30 days following written notice).

“Good Reason” is defined to mean any of the following:

•	A material reduction in title, status, authority or responsibility, provided that the a reduction to the title, authority and responsibilities of Chief Operating Officer or any other “C Level” office relating to a principal business function/unit shall not itself constitute Good Reason;

•	Material reduction in the salary or other benefits in effect, provided comparable reductions have not been made in the salary or other benefits of the other members of senior management;

•	Except with prior written consent, relocation of the principal place of employment to a location more than 25 miles from our executive offices in Tucson, Arizona; or

•	Any breach by us of our material obligation under the employment agreement (unless the breach is cured within 30 days after written notice).

In the event of a “Change in Control” and, if in the twelve-month period preceding or following the change in control, we terminate Mr. Zakes’ employment without cause, or if he resigns for good reason, we will be obligated to pay (a) a lump sum amount equal to his then current base salary; (b) all premiums for medical, dental and vision insurance for a period of twelve months; and (c) one hundred percent of Mr. Zakes’ unvested options shall automatically vest and the exercise period for all such stock options shall be extended an additional twelve months (but in any case not beyond the date on which they would have terminated had Mr. Zakes continued to be employed).

“Change in Control” includes (while we are a public company):

•	Any person is a beneficial owner, directly or indirectly, of our securities representing 25% or more of the combined voting power of our then outstanding Voting Stock (with some exceptions);

•	If the Company is merged, consolidated, or reorganized into or with another corporation or legal person or our securities are exchanged for securities of the acquiring person and as a result, less than a majority of the combined voting power of the then outstanding securities of the acquiring person immediately after the transaction is held, directly or indirectly, in the aggregate by holders of our Voting Stock immediately prior to such sale or transfer;

•	If we sell, in any transaction or series of transactions, or otherwise transfer, directly or indirectly, all or substantially all of our assets, on a consolidated basis, and less than a majority of the combined voting power of our acquirer immediately after such sale or transfer is held, directly or indirectly, in the aggregate by holders of our Voting Stock immediately prior to such sale or transfer; or

•	If during any one year period, individuals who at the beginning of any such period constitute our directors and cease for any reason to constitute at least a majority thereof, unless the election or nomination for election by our stockholders of each director first elected during such period was approved by at least a majority vote of the directors then still in office who were our directors at the beginning of any such period.

In the event Mr. Zakes’ is terminated for cause or due to death, disability or his resignation (other than for Good Reason), we will be obligated to pay Mr. Zakes’ then current base salary through the date his employment is terminated and such other amounts that may be due under any employee benefit plan and/or by law.

Receipt of any severance payment is contingent on Mr. Zakes signing a full general release of all claims. The agreement, including the continued receipt of any severance payments, requires Mr. Zakes to abide by restrictive covenants relating to non-competition and non-solicitation of customers and employees for twelve months following termination of employment.

Greg Cobb.  We have entered into an employment agreement with Greg Cobb, our Chief Financial Officer. Under this agreement, Mr. Cobb is entitled to an annual base salary of $225,000 which, although reviewed annually, may not be decreased without Mr. Cobb’s consent. Mr. Cobb is also eligible for an annual bonus of up to 50% of his base salary based upon the achievement of pre-determined milestones set by our board of directors (or its Compensation Committee). In addition, Mr. Cobb may participate, to the extent eligible, in our medical, dental, vision, short and long term disability insurance, life insurance, 401(k) plan, sick days, vacation and holidays.

In the event we terminate Mr. Cobb’s employment without Cause, or if he resigns for Good Reason, we will be obligated to pay Mr. Cobb (a) his full base salary for a six-month period following the date of termination, which we may pay in a lump sum or on our regular paydays, and any other salary that has accrued but is unpaid prior to the termination date, as well as any amounts required to be paid under any employee benefit plan; (b) all premiums for a period of six months for medical, dental and vision insurance coverage that were in place at the time of Mr. Cobb’s termination; and (c) all of Mr. Cobb’s unvested options will be accelerated and the option exercise period shall be extended for one year beyond the period originally set forth in the option agreements (but in any case not beyond the date on which they would have terminated had Mr. Cobb continued to be employed). Cause has the same definition as described in Mr. Zakes’ employment agreement.

“Good Reason” is defined to mean any of the following:

•	A material reduction in title, status, authority or responsibility at the Company, provided, that elimination of title, authority and responsibilities as Treasurer of the Company shall not alone constitute Good Reason;

•	Material reduction in the salary or other benefits in effect, provided comparable reductions have not been made in the salary or other benefits of the other members of senior management;

•	Except with prior written consent, relocation of the principal place of employment to a location more than 25 miles from our executive offices in Tucson, Arizona; or

•	Any breach by us of our material obligations under the employment agreement (unless the breach is cured within 30 days after written notice).

In the event of a change in control and in the one year period preceding or following the Change in Control, we terminate Mr. Cobb’s employment without Cause, or if he resigns for Good Reason, we will be obligated to pay (a) a lump sum amount equal to fifty percent of his then current base salary; (b) all premiums for medical, dental and vision insurance for a period of six months; and (c) one hundred percent of Mr. Cobb’s unvested options shall automatically vest and the exercise period for all such stock options shall be extended an additional twelve months (but in any case not beyond the date on which they would have terminated had Mr. Cobb continued to be employed). A Change in Control event has the same meaning as described under Mr. Zakes’ employment agreement.

In the event Mr. Cobb is terminated for Cause or due to death, disability or his resignation (other than for Good Reason), we will be obligated to pay Mr. Cobb’s then current base salary through the date his employment is terminated and such other amounts that may be due under any employee benefit plan and/or by law.

Lastly, Mr. Cobb’s receipt of any severance payment is contingent upon him signing a full general release of all claims. The agreement, including the continued receipt of any severance payments, requires Mr. Cobb to abide by restrictive covenants relating to non-competition and non-solicitation of customers and employees for twelve months following termination of employment.

Kevin J. Ontiveros.  We have entered into an employment agreement with Kevin Ontiveros, our Vice President, Legal Affairs and General Counsel. Under this agreement, Mr. Ontiveros is entitled to an annual base salary of $206,250 which, although reviewed annually, may not be decreased without Mr. Ontiveros’ consent. Mr. Ontiveros is also eligible for an annual bonus of up to 50% of his base salary based upon the achievement of pre-determined milestones set by our board of directors (or its Compensation Committee). In addition, Mr. Ontiveros may participate, to the extent eligible, in our medical, dental, vision, short and long term disability insurance, life insurance, 401(k) plan, sick days, vacation and holidays.

Our obligation to Mr. Ontiveros under his employment agreement in the event we terminate his employment without Cause, or if he resigns for Good Reason, is the same as our obligation to Mr. Cobb. Cause has the same definition as described in Mr. Zakes’ employment agreement.

“Good Reason” is defined to mean any of the following:

•	A material reduction in title, status, authority or responsibility at the Company, provided, that if Mr. Ontiveros is at any time appointed to the Office of Secretary of the Company, the subsequent elimination of such title and related responsibilities and authority shall not alone constitute Good Reason;

•	Material reduction in the salary or other benefits in effect, provided comparable reductions have not been made in the salary or other benefits of the other members of senior management;

•	Except with prior written consent, relocation of the principal place of employment to a location more than 25 miles from our executive offices in Tucson, Arizona; or

•	Any breach by us of our material obligations under the employment agreement (unless the breach is cured within 30 days after written notice).

In addition, in the event of a Change in Control and if Mr. Ontiveros is terminated for Cause, or he resigns for Good Reason, our obligation to Mr. Ontiveros is the same as our obligation to Mr. Cobb. A Change in Control event has the same meaning as described under Mr. Zakes’ employment agreement.

Lastly, Mr. Ontiveros’ receipt of any severance payment is contingent on his signing a full general release of all claims. The agreement, including the continued receipt of any severance payments, requires Mr. Ontiveros to abide by restrictive covenants relating to non-competition and non-solicitation of customers and employees for twelve months following termination of employment.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Option	Option	Exercise	Option
	(#)	(#) Unexercisable	Price	Expiration
Name	Exercisable(1)	(2)	($)	Date

Bradford A. Zakes	24,000	—	15.00	8/22/2015
	4,000	—	20.00	12/14/2015
	30,333	—	15.00	12/12/2016
	41,666	—	5.00	7/31/2017
	16,667	—	4.05	9/07/2017
		225,000	2.10	12/18/2017
Greg Cobb	30,000	—	15.00	4/18/2015
	9,000	—	20.00	12/14/2015
	12,000	—	25.00	5/16/2016
	4,000	—	15.00	12/12/2016
	41,666	—	5.00	7/31/2017
	16,667	—	4.05	9/07/2017
	—	185,000	2.10	12/18/2017
Kevin J. Ontiveros	30,665	—	5.00	7/31/2017
	—	87,335	2.10	12/18/2017

(1)	Stock options with expiration dates after July 31, 2007 were granted under the 2000 Stock Plan and are immediately exercisable, and, when and if exercised, will be subject to a repurchase right held by the company, which lapses in accordance with the respective vesting schedules for such options.

Stock options with expiration dates after July 31, 2007 were granted under the 2007 Performance Incentive Plan and vest and generally vest at the rate of 28% of the total option grant vests one year from the anniversary date of the grant and remainder vests at the rate of 2% per month thereafter.

PENSION BENEFITS

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

NONQUALIFIED DEFERRED COMPENSATION

None of our named executive officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The compensation committee, which will be comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee determined that doing so is in our best interests.

DIRECTOR COMPENSATION

Each non-employee member of our board of directors receives the following compensation:

•	$1,500 for each board and committee meeting attended in person;

•	$250 for each board and committee meeting attended via tele-conference;

•	$15,000 annual retainer for each non-employee director payable in cash if our cash balance exceeds $10 million on the date of payment, or in stock valued at the fair market value on the date of payment;

•	Annual grant of an option to purchase 3,333 shares of common stock with an exercise price equal to fair market value of our common stock on the date of grant; and

•	Reimbursement of actual, reasonable travel expenses incurred in connection with attending board or committee meetings;

In addition, the following additional compensation will be paid annually, generally, immediately following the annual meeting of stockholders:

•	$10,000 to the chairman of the Board

•	$7,500 to the chairman of our audit committee;

•	$2,500 to each audit committee member other than the chairman;

•	$5,000 to the chairman of our compensation committee;

•	$1,500 to each compensation committee member other than the chairman;

•	$5,000 to the chairman of our nomination and governance committee; and

•	$1,500 to each nomination and governance committee member other than the chairman.

The following table sets forth a summary of the compensation we paid to our non-employee directors for the fiscal year ended December 31, 2007:

2007 DIRECTOR COMPENSATION

	Fees Earned or
	Paid in	Stock	Option
Name	Cash ($)	Awards ($)	Awards ($)	Total ($)

Richard Otto	$35,917	$25,000	$3,074	$63,991
James M. Strickland	$39,000	$25,000	$3,074	$67,074
Thomas W. Pew	$39,000	$25,000	$3,074	$67,074
Richard Love	$41,500	$75,000	$3,074	$119,574
Philip Ranker	$34,833	$25,000	$3,074	$62,907

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding awards and shares reserved for future issuance under our equity compensation plans as of December 31, 2007.

Number of
Securities
Remaining Available
for Future Issuance
Under Equity
	Number of		Compensation Plans
	Securities to be		(Excluding
	Issued Upon	Weighted-Average	Securities
	Exercise of	Exercise Price of	Reflected in Column
	Outstanding Awards	Outstanding Awards	(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,534,269	$6.81	67,946
Equity compensation plans not approved by security holders	None	None	None

Total	1,534,269	$6.81	67,946

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of (or options and warrants exercisable within 60 days of) March 31, 2008, by: (a) all those known by us to be beneficial owners of more than five percent of our common stock; (b) each current director and nominee for director; (c) each of the named executive officers referenced in the Summary Compensation Table; and (d) all of our executive officers and directors as a group. This table lists applicable percentage ownership based on 10,046,683 shares of common stock outstanding as of March 31, 2008.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security, and includes shares underlying options and warrants that are currently exercisable or exercisable within 60 days after the measurement date. This table is based on information supplied by officers, directors and principal stockholders. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on the information each of them has given to us or that is otherwise publicly available, have sole investment and voting power with respect to their shares, except where community property laws may apply.

Options and warrants to purchase shares of our common stock that are exercisable within 60 days after March 17, 2008 are deemed to be beneficially owned by the persons holding these options and warrants for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.

	Beneficial Ownership
	Number of	Percent of
Name and Address of Beneficial Owner	Shares	Total

5% Stockholders
Boston Scientific Corporation(1)	1,176,471	11.7%
One Boston Scientific Place Natick, MA 01760
ITX International Equity Corp.(2)	705,882	7.0%
c/o ITX International Holdings, Inc. 700 E. El Camino Real, Suite 200 Mountain View, CA 94040
Berg & Berg Enterprises, LLC(3)	570,588	5.7%
10050 Bandley Drive Cupertino, CA 95014
Directors and Named Executive Officers(12)
Richard Love(4)	39,333	*
Richard Otto(5)	19,333	*
Thomas W. Pew(6)	125,253	1.2%
Philip Ranker(7)	19,333	*
James M. Strickland(8)	103,428	1.0%
Bradford A. Zakes(9)	116,666	1.1%
Greg Cobb(10)	113,333	1.1%
Kevin J. Ontiveros	—	*
All Directors and Executive Officers as a Group (9 persons)(11)	536,679	5.2%

*	Less than one percent.

(1)	The number of shares of common stock for Boston Scientific Corporation is based solely on the information contained in the Schedule 13G filed with the Commission on February 14, 2008. Boston Scientific Corporation is a publicly held entity.

(2)	The reporting person disclosed that Mr. Takehito Jimbo is the President and Chief Executive Officer and a member of the board of directors of ITX International Equity Corp. and that he may be deemed to have sole voting and dispositive power with respect to the shares held by such entity.

(3)	The reporting person disclosed that Mr. Carl E. Berg is the manager and a member of Berg & Berg Enterprises LLC and that he may be deemed to have shared voting and dispositive power with respect to the shares held by such entity.

(4)	Includes 14,333 shares of common stock issuable to Mr. Love upon exercise of options.

(5)	Includes 14,333 shares of common stock issuable to Mr. Otto upon exercise of options.

(6)	Includes 14,333 shares of common stock issuable to Mr. Pew upon exercise of options and 12,689 shares of common stock issuable upon exercise of warrants.

(7)	Includes 14,333 shares of common stock issuable to Mr. Ranker upon exercise of options.

(8)	Includes 14,333 shares of common stock issuable to Mr. Strickland upon exercise of options, 1,000 shares of common stock issuable upon exercise of warrants and 79,095 shares of common stock held by Coronado Venture Fund IV, LP. With regard to Coronado Venture Fund IV, LP, Coronado Venture Management LLC is the sole general partner of and may be deemed to have voting and dispositive power over shares held by Coronado Venture Fund IV, LP. Mr. Strickland is a managing director of Coronado Venture Management LLC. Mr. Strickland disclaims beneficial ownership of the shares held by Coronado Venture Fund IV, LP, except to the extent of his direct pecuniary interest therein.

(9)	Includes 116,666 shares of common stock issuable to Mr. Zakes upon exercise of options.

(10)	Includes 113,333 shares of common stock issuable to Mr. Cobb upon exercise of options.

(11)	Includes shares described in Footnotes (4) through (10) above. Mr. Ontiveros and Dr. Manvelian do not own or have the right to acquire any shares of common stock within 60 days of March 31, 2008.

(12)	The address for the officers and directors listed is c/o ImaRx Therapeutics, Inc., 1730 E. River Road, Suite 200, Tucson, Arizona 85718.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires ImaRx’s directors and executive officers, and persons who own more than 10% of ImaRx’s common stock, to file with the Commission reports of ownership and changes in ownership of ImaRx common stock. Officers, directors, and greater than 10% stockholders are required by the Commission to furnish ImaRx with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to ImaRx or written representations that no other reports were required, during the fiscal year ended December 31, 2007, we believe that all of these filing requirements were satisfied by our directors, officers and 10% holders, except that Dr. Manvelian was late in filing one Form 3.

TRANSACTIONS WITH RELATED PERSONS AND
REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

We maintain various policies and procedures relating to the review, approval or ratification of transactions in which ImaRx is a participant and in which any of our directors, executive officers, 5% stockholders or their family members have a direct or indirect material interest. We refer to these individuals and entities in this proxy statement as related persons. Our Code of Business Conduct and Ethics, which is available on our website at www.imarx.com, prohibits our directors, executive officers, and employees and in some cases, their family members, from engaging in specified activities without prior written consent from the General Counsel. These activities typically relate to situations where an ImaRx employee, and in some cases, an immediate family member, may have significant financial or business interests in another company competing with or doing business with ImaRx, or who stands to benefit in some way from such a relationship or activity. Members of our Board of Directors are also required to disclose potential conflicts of interest to us for evaluation.

Each year, we require our directors and executive officers to complete a questionnaire, among other things, to identify any transactions or potential transactions with us in which a director or an executive officer or one of their family members or associated entities has an interest. We also require that directors and executive officers notify us of any changes during the course of the year to the information provided in the annual questionnaire as soon as possible. In addition, the Board annually determines the independence of directors based on a review by the Board and the Nominating and Governance Committee as described under “Independence of Board” above. The Audit Committee of our Board of Directors, pursuant to its charter, has responsibility for reviewing and approving in advance any related person transactions as defined under Securities and Exchange Commission regulations.

We believe that these policies and procedures collectively ensure that all related person transactions requiring disclosure under Securities and Exchange Commission rules are appropriately reviewed and approved.

Since January 1, 2007, we have engaged in the following transactions involving amounts exceeding $120,000 with our executive officers, directors and holders of 5% or more of our stock. We believe that all of these transactions were on terms as favorable as could have been obtained from related third parties.

Consulting Agreements

In October 2006, we entered into a consulting agreement with Dr. Evan Unger, who until that time was our CEO and was a member of our board of directors. Pursuant to this agreement, Dr. Unger served as the head of our Scientific Advisory Board and agreed to provide other services to us on an as-needed basis, up to a maximum of 35 hours per month. The consulting agreement had a 12-month term which expired in October 2007 and entitled Dr. Unger to receive an aggregate amount of up to $50,000 payable on a monthly basis upon submission of appropriate invoices. All of the stock options previously granted to Dr. Unger continued to vest in accordance with their original terms during the term of the consulting agreement. We and Dr. Unger mutually agreed to terminate the consulting agreement in May 2007 upon Dr. Unger’s resignation from our board of directors and as chairman of our Scientific Advisory Board. In addition, we have entered into a separation agreement with Dr. Unger following his resignation as our CEO. The separation agreement contains Dr. Unger’s waiver and release of claims against us arising out of, or relating in any way to, Dr. Unger’s service as an employee, officer and/or director of ImaRx and any other matter, act, occurrence, or transaction with respect to us by or involving Dr. Unger and us in any way, including but not limited to, Dr. Unger’s ownership of shares of our capital stock, options or warrants to acquire our capital stock. Under the separation agreement, we agreed to pay Dr. Unger the aggregate amount of $250,000, half of which was payable in twelve equal installments in accordance with our regular payroll practices, and the remainder of which was paid in a lump sum on the next regular payroll date thereafter.

FORWARD LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the Executive Compensation section of this proxy statement executive compensation, incentives and the achievement of the performance targets relating thereto. ImaRx undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned under the heading “Risk Factors” in our annual report on Form 10-K/A, and in the periodic reports that we file with the SEC on Form 10-Q and Form 8-K.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

The proxy materials for the Company’s annual meeting of stockholders, including the 2007 annual report and this proxy statement, are available over the Internet by accessing the Company’s website at www.imarx.com. Other information on the Company’s website does not constitute part of the Company’s proxy materials.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
/s/ Kevin J. Ontiveros
Kevin J. Ontiveros
Corporate Secretary

April 29, 2008

REVOCABLE PROXY ImaRx Therapeutics, Inc. ANNUAL MEETING OF STOCKHOLDERS May 29, 2008 3:00 p.m., Local Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder of record hereby appoints Bradford A. Zakes and Kevin J. Ontiveros, and either of them, with full power of substitution, as Proxies for the stockholder, to attend the Annual Meeting of the Stockholders of ImaRx Therapeutics, Inc., to be held at the Tucson Marriott University Park, 880 E. Second Street,Tucson, Arizona 85719 on May 29, 2008 at 3:00 p.m., Local Time, and any adjournments thereof, and to vote all shares of the common stock of the Company that the stockholder is entitled to vote upon each of the matters referred to in this Proxy and, at their discretion, upon such other matters as may properly come before this meeting. This Proxy, when properly executed, will be voted in the manner directed herein by the stockholder of record. If no direction is made, this Proxy will be voted FOR all Proposals. PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE. (Continued, and to be marked, dated and signed, on the other side) ? FOLD AND DETACH HERE ? ImaRx Therapeutics, Inc. — ANNUAL MEETING, MAY 29, 2008 YOUR VOTE IS IMPORTANT! You can vote in one of three ways: 1. Call toll free 1-866-246-8471 on a Touch-Tone Phone. There is NO CHARGE to you for this call. or 2. Via the Internet at https://www.proxyvotenow.com/imrx and follow the instructions. or 3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope. PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

REVOCABLE PROXY PLEASE MARK VOTES ImaRx Therapeutics, Inc. Annual Meeting of Stockholders X AS IN THIS EXAMPLE MAY 29, 2008 Withhold For All For All Except For Against Abstain 1 . To elect six members to the Board of Directors to 2. To ratify the selection of Ernst & Young LLP as inde-serve for the ensuing year and until their successors pendent registered public accounting firm of ImaRx are elected. Therapeutics, Inc. for the fiscal year ending December 31, 2008. Nominees: (01) Richard L. Love (02) Richard E. Otto (03) Thomas W. Pew (04) Philip C. Ranker The Board of Directors recommends a vote “FOR” proposals 1 and 2 listed above. (05) James M. Strickland (06) Bradford A. Zakes Mark here if you plan to attend the meeting INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below. Mark here for address change and note change Note: Please sign exactly as your name appears on this Proxy. Please be sure to date and sign Date If signing for estates, trusts, corporations or partnerships, this proxy card in the box below. title or capacity should be stated. If shares are held jointly, each holder should sign. Sign above IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL ? ? PROXY VOTING INSTRUCTIONS S Stockholders of record have three ways to vote: 1. By Mail; or 2. By Telephone (using a Touch-Tone Phone); or 3. By Internet. A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 11:59 p.m., Eastern Time, May 29, 2008. It is not necessary to return this proxy if you vote bytelephone or Internet. Vote by Internet Vote by Telephone anytime prior to Call Toll-Free on a Touch-Tone Phone anytime prior to 11:59 p.m., Eastern Time, May 29, 2008 go to 11:59 p.m., Eastern Time, May 29, 2008 https://www.proxyvotenow.com/imrx 1-866-246-8471 Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted. Your vote is important!